Exhibit 10.5

ADDENDUM TO EMPLOYEE AGREEMENT

AND SEVERANCE COMPENSATION AGREEMENT

THIS ADDENDUM TO EMPLOYEE AGREEMENT AND SEVERANCE COMPENSATION AGREEMENT (this “Addendum”) is made as of the 3rd day of December 2010 (“Effective Date”), by and between CACI International Inc, a Delaware corporation headquartered in Arlington, Virginia (the “Company”), and Randall C. Fuerst (the “Executive”), residing in Catharpin, Virginia.

WHEREAS, the parties agree to amend the Employee Agreement, dated as of January 6, 2005 (“Employee Agreement”), and the Severance Compensation Agreement, dated October 1, 2007 (“Severance Agreement”), each as entered into between them.

NOW, WHEREFORE, in consideration of the mutual promises herein contained, and other good and valuable consideration, the parties do hereby agree as follows:

1. Status of Addendum. Following the Effective Date, all references to the Employee Agreement and the Severance Agreement shall mean such agreement as modified by this Addendum. Any conflict or inconsistency between such agreement(s) and this Addendum shall be governed by this Addendum. Capitalized terms not otherwise defined herein shall have the same meaning as set forth in such Employee Agreement and/or Severance Agreement.

2. Voluntary Resignation for Good Reason. On or about October 5, 2010, the Company made substantial adverse changes in the nature and status of Executive’s position, which actions constituted “Good Reason” for Executive’s voluntary resignation of employment. The Company waives and releases Executive from any written notice of, and its right to cure, such actions. Executive’s resignation from the Company is hereby agreed to have been for Good Reason in accordance with Section 7.(a)(iii)(1) of the Severance Agreement.

3. Non-Compete Provisions. Subsections (d) and (e) of the “Non-compete Restrictions” in the Employee Agreement, and subsections (d) and (e) of Section 12 of the Severance Agreement (relating to “Non-Competition”) are hereby deleted in their entirety and, in lieu thereof, the following paragraph is inserted:

“(d/e) For a period of two (2) years following the effective date of Executive’s resignation for Good Reason, the Executive will not, directly or indirectly for another employer, personally participate in the preparation or capture activities of any of the bid, proposal or re-compete opportunities for any contract or task order, in competition with the Company, listed on Exhibit 1* hereto. For the avoidance of doubt, this provision does not preclude a future employer of Executive from bidding on a contract or task order opportunity in Exhibit 1*, but does preclude the Executive from personally participating, directly or indirectly, in any such activity on such employer’s behalf.”

[Intentionally Left Blank]

*	Pursuant to Rule 24b-2 under the Securities and Exchange Act of 1934, as amended, Exhibit 1 to this Addendum to Employment Agreement and Severance Compensation Agreement has been omitted from this Exhibit 10.5 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2010.

4. Executive Benefits. In addition to the benefits otherwise payable under the Severance Agreement, the Executive shall receive any further or additional payments and benefits set forth in the “Disposition of Executive Benefits” memo from Jerry Reece, dated December 2, 2010.

IN WITNESS WHEREOF, the parties hereby agree to the foregoing terms as of the Effective Date:

CACI INTERNATIONAL INC		RANDALL C. FUERST

By:	/s/ Arnold D. Morse	By:	/s/ Randall C. Fuerst
Name:	Arnold D. Morse	Name:	Randall C. Fuerst
Date:	December 3, 2010	Date:	December 3, 2010

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